Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717
ccastel@cvs.com

PAULA A. PRICE JOINS CVS AS SENIOR VICE PRESIDENT,

CONTROLLER AND CHIEF ACCOUNTING OFFICER

Woonsocket, Rhode Island, July 17, 2006 - CVS Corporation (NYSE: CVS) announced today that Paula A. Price has joined the Company as Senior Vice President, Controller and Chief Accounting Officer. Price will be responsible for financial reporting, accounting systems, internal controls and loss prevention, and will help ensure the effective coordination of strategic plans and budgets. Under the direction of the Chief Financial Officer, she will also be responsible for managing general accounting, planning and analysis of the company’s financial results.

Previously, Price was Senior Vice President and Chief Financial Officer for the Institutional Trust Services division of JPMorgan Chase & Co. Price’s career experience includes senior-level finance positions at Prudential Financial, RJR Nabisco, Diageo/Grandmet, Kraft Foods and Sears. She received her MBA magna cum laude from the University of Chicago and her BS summa cum laude from DePaul University. Price is a certified public accountant.

“Paula has demonstrated her effectiveness in accounting, corporate finance, and strategy. Her experience across industries and functions will be an asset to CVS as we continue to grow our business and we welcome her to the CVS team,” said David Rickard, Executive Vice President, Chief Financial Officer and Chief Administrative Officer.

CVS is America’s largest retail pharmacy, operating more than 6,100 retail and specialty pharmacy stores in 44 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.